UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2026

FIRST SEACOAST BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-41597	92-0334805
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

633 Central Avenue, Dover, New Hampshire	03820
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 742-4680

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	FSEA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2026, First Seacoast Bancorp, Inc. (the “Company”), the holding company of First Seacoast Bank, and Cambridge Financial Group, Inc. (“Cambridge Financial”), the mutual holding company of Cambridge Savings Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with Cambridge Financial, with Cambridge Financial as the surviving corporation (the “Merger”). Simultaneously with or immediately following the Merger, First Seacoast Bank will merge with Cambridge Savings Bank, with Cambridge Savings Bank as the surviving institution.

Under the terms of the Merger Agreement, each share of Company common stock outstanding immediately before the effective time of the Merger will be converted into the right to receive $17.25 in cash, without interest.

The Merger Agreement contains customary representations and warranties and covenants of the Company and Cambridge Financial. The Company has agreed not to solicit proposals relating to alternative business combination transactions, subject to certain exceptions that permit the Company’s Board of Directors to enter into discussions concerning, or furnish information in connection with, any proposals for alternative business combination transactions if the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law. The Merger Agreement provides the Company and Cambridge Financial with specified termination rights. If the Merger is not consummated under specified circumstances, including if the Company terminates the Merger Agreement under certain circumstances, the Company has agreed to pay Cambridge Financial a cash termination fee of $3.5 million.

The Merger is subject to customary closing conditions, including regulatory approval and Company stockholder approval. Closing is expected to occur in the third quarter of 2026.

In connection with the execution of the Merger Agreement, each director of the Company and certain executive officers of the Company and/or First Seacoast Bank have entered into a voting agreement with Cambridge Financial pursuant to which each individual has agreed, among other things, to vote his or her shares of Company common stock in favor of the approval of the Merger Agreement at a meeting of the Company’s stockholders to be held for the purpose of voting on the approval the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit hereto and incorporated in this Item 1.01 by reference.

The Merger Agreement has been included as an exhibit to provide investors and security holders with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about the Company or Cambridge Financial. The Merger Agreement contains customary representations and warranties that the Company and Cambridge Financial made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the Company and Cambridge

Financial in connection with negotiating the Merger Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and may have been used to allocate risk between the Company and Cambridge Financial rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Item 8.01	Other Events

On May 5, 2026, the Company and Cambridge Financial issued a joint press release announcing the execution of the Merger Agreement, a copy of which is attached as an exhibit hereto and incorporated in this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger dated May 4, 2026

99.1	Press Release dated May 5, 2026

104	Cover Page Interactive Data File (formatted within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 5, 2026	FIRST SEACOAST BANCORP, INC.

	By:	/s/ James R. Brannen
James R. Brannen
Chief Executive Officer